Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES THE RESULTS OF ITS

2008 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting of Shareholders to be Reconvened on May 29, 2008

Silver Spring, MD, May 1, 2008:  United Therapeutics Corporation (NASDAQ: UTHR) (the Company) held its annual meeting of shareholders (the Annual Meeting) on April 29, 2008.  The Company’s shareholders voted to approve the election of Raymond Dwek, Roger Jeffs and Christopher Patusky as Class III directors with terms expiring in 2011.  The Company’s shareholders also voted to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.

Following these votes, the Annual Meeting was adjourned and will be reconvened on May 29, 2008 to consider one remaining item of business: the adoption of the 2008 United Therapeutics Corporation Equity Incentive Plan (the 2008 Plan).  The meeting was adjourned in order to allow shareholders time to consider a proposed amendment to the 2008 Plan (as so amended and restated, the Amended 2008 Plan).

The amendments reflected in the Amended 2008 Plan as compared with the original plan are summarized as follows:

Amendments Proposed	Under the Amended 2008 Plan	Under the Original 2008 Plan

Shares of common stock reserved for grants	1,500,000	7,000,000

Final date for granting awards	December 31, 2011	10 years after shareholder approval

The ability to buy back awards or exchange them for other consideration	Requires shareholder approval	Allowed

The ability to lower the exercise price of any stock option (other than in connection with a change in our capitalization)	Requires shareholder approval	Allowed

Vesting of restricted stock — non performance based grants	At least three years vesting period	Vesting period is discretionary

Vesting of restricted stock —performance based grants	At least one year vesting period	Vesting period is discretionary

The Amended Plan request represents 3.57% of the Company’s fully diluted voting shares.

The decision to adjourn the Annual Meeting and consider the Amended 2008 Plan at the reconvened Annual Meeting was made after the Company reported that a preliminary tally of the votes for the 2008 Plan indicated that the plan as originally proposed would not receive sufficient votes to be approved.

The reconvened Annual Meeting will be held at the Company’s headquarters, 1110 Spring Street, Silver Spring, Maryland 20910, at 9:00 a.m. Eastern Time for the following purposes:

1.	Approval of the Amended 2008 Plan; and

2.	To consider and act upon such other business as may properly come before the reconvened Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 7, 2008, the original record date, remain entitled to vote at the reconvened Annual Meeting.

The Company also announces that it filed with the Securities and Exchange Commission (SEC) today an amendment to its Proxy Statement filed with the SEC on March 7, 2008.  The Company will mail the amendment and related information and proxy card to its shareholders of record as of March 7, 2008, on or about May 2, 2008.  Shareholders are urged to read the amendment and other relevant documents because they relate to the approval of the Amended 2008 Plan.

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

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